
EXHIBIT A


                  THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                              ON A FULLY DILUTED BASIS

Dollar Amounts in Millions, Except Per Share Data 1994	         1993       1992
                                              __________________________________
                                              (Average share data in thousands)
Weighted average number of shares                 169,946     177,181   178,346
Dilutive effect of shares issuable as of year-end
  under stock option plans, stock appreciation
  rights and restricted stock plan                  1,668       1,789     1,563
Adjustment of shares applicable to stock options
  and stock appreciation rights exercised
  during the year                                      50          88        50
                                                   _____________________________
Weighted average number of shares on a
  primary and fully diluted basis                 171,664     179,058   179,959
                                                  ______________________________
Income Before Cumulative Effect of Changes
  in Accounting Principles                        $  629.5   $  428.7  $  553.5
Cumulative Effect to January 1, 1993, of
  Changes in Accounting Principles:
   -SFAS No. 106, "Employers' Accounting for
     Postretirement Benefits Other Than Pensions,
   " Net of Income Tax Benefits of $93.7                -      (140.6)      -
   -SFAS No. 112, "Employers' Accounting for
      Postemployment Benefits,Net of
      Income Tax Benefits of $150.0                     -      (250.0)       -
                                                   _____________________________
Net Income                                        $   629.5  $   38.1  $  553.5
                                                    _____________________________
Earnings per share of common stock on
 a fully diluted basis:
Before Cumulative Effect of Changes in
  Accounting Principles                             $  3.67  $   2.39  $  3.08
Cumulative Effect to January 1, 1993,
 of Changes in Accounting Principles:
  -SFAS No. 106, "Employers' Accounting for
    Postretirement Benefits Other Than Pensions"          -      (.78)      -
  -SFAS No. 112, "Employers' Accounting for
    Postemployment Benefits"                              -     (1.39)      -
                                                    _____________________________
Net Income                                          $  3.67(a) $  .22(a) $3.08(a)
                                                    _____________________________

Note: (a) Also reflects Earnings Per Share on a primary basis.

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